Exhibit (i)


                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                ONE BEACON STREET
                        BOSTON, MASSACHUSETTS 02108-3194
                            -------------------------
                                 (617) 573-4800



                                 April 28, 2000


The Gabelli Asset Fund
One Corporate Center
Rye, NY  10580

                           Re:      The Gabelli Asset Fund
                                    Registration on Form N-1A
                                    -------------------------
Ladies and Gentlemen:

     We have acted as special counsel to The Gabelli Asset Fund (the "Fund"), a voluntary association with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts (a "Massachusetts Business Trust"), in connection with the issuance and sale of an indefinite number of Class AAA shares of beneficial interest of the Fund (the "Class AAA
Shares"),  Class A shares  of  beneficial  interest  of the Fund  (the  "Class A
Shares"), Class B shares of beneficial interest of the Fund (the "Class B Shares") and Class C shares of beneficial interest of the Fund (the "Class C Shares" and together with the Class AAA Shares, the Class A Shares and the Class B Shares, the "Shares").

     This opinion is being furnished in accordance with the requirements of Item 23(i) of Form N-1A.


         In connection with this opinion, we have examined originals or copies (including facsimile transmission), certified or otherwise identified to our satisfaction, of (i) the Registration Statement of the Fund on Form N-1A (File Nos. 33-1719 and 811-4494), as amended effective May 1, 2000 by Post-Effective Amendment No. 18 under the Securities Act of 1933, as amended (the "1933 Act"), and Amendment No. 20 under the Investment Company Act of 1940, as amended (the "Registration Statement"); (ii) the Declaration of Trust of the Fund, as currently in effect (the "Declaration"); (iii) the Articles of Amendment to the Declaration, dated April 18, 2000 (the "Articles of Amendment"); (iv) the Supplemental Declaration of Trust for the Shares, dated April 18, 2000; (v) the By-Laws of the Fund, as currently in effect; (vi) a specimen certificate representing each of the Class AAA Shares, the Class A Shares, the Class B Shares and the Class C Shares; (vii) the Definitive Proxy Statement of the Fund, as filed with the Commission on April 13, 1999; (viii) the Rule 18f-3 Plan of the Fund, as filed with the Commission on March 1, 1999; (ix) the Purchase Agreements between the Fund and Gabelli & Company, Inc., with respect to the sale of one (1) share of each of the Class A Shares, Class B Shares, and Class C Shares of the Fund (at the current net asset value per share of the Class AAA Shares); and (x) certain resolutions of the Board of Trustees of the Fund relating to the issuance and sale of the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates of public officials, certificates of officers or other representatives of the Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Fund, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

         Members of our firm are admitted to the bar in the Commonwealth of Massachusetts, and we do not express any opinion as to any laws other than the laws of the Commonwealth of Massachusetts.

         Based upon and subject to the foregoing, we are of the opinion that when Post-Effective Amendment No. 18 to the Registration Statement becomes effective, the issuance and sale of the Shares by the Fund thereunder will have been validly authorized and when issued and delivered against payment therefor as provided in the Distribution Agreement, such Shares will be validly issued, fully paid and, subject to the statements set forth below regarding the liability of a shareholder of a Massachusetts business trust, nonassessable.

         Pursuant to certain decisions of the Supreme Judicial Court of Massachusetts, shareholders of a Massachusetts Business Trust may, under certain circumstances, be held personally liable as partners for the obligations of the trust. Even if the Fund were held to be a partnership, however, the possibility of the holders of Shares incurring personal liability for financial loss appears remote because (i) Article EIGHTH, Paragraph 2 of the Declaration contains an express disclaimer of liability for holders of Shares for the obligations of the Fund and Article SEVENTH, Paragraph 6(a) requires that in every note, bond, contract or other undertaking issued by or on behalf of the Fund include a recitation limiting the obligation represented thereby to the Fund and its assets and (ii) Article EIGHTH, Paragraph 1 provides that the Fund shall indemnify and hold each shareholder of the Fund harmless from and against all loss and expense arising from liabilities to which such holder may become subject by reason of being or having been a holder of Shares.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Counsel" in the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulation of the Securities and Exchange Commission.

                                     Very truly yours
                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP